LIST OF SUBSIDIARIES OF
GREENPRO CAPITAL CORP.

Name of Subsidiary	Ownership	Jurisdiction of Incorporation or Organization
Greenpro Resources Limited	100%	British Virgin Islands
Greenpro Holding Limited	100%	Hong Kong
Greenpro Resources (HK) Limited	100%	Hong Kong
Greenpro Resources Sdn. Bhd.	100%	Malaysia
Greenpro Management Consultancy (Shenzhen) Limited	100%	China
Shenzhen Falcon Financial Consulting Limited	100%	China
Greenpro Capital Village Sdn. Bhd. (Formerly known as Greenpro Global Advisory Sdn. Bhd.)	51%	Malaysia
Greenpro Wealthon Sdn. Bhd.	60%	Malaysia
Greenpro Financial Consulting Limited	100%	Belize
Asia UBS Global Limited	100%	Belize
Asia UBS Global Limited	100%	Hong Kong
Falcon Corporate Services Limited (Formerly known as Ace Corporate Services Limited)	100%	Hong Kong
Falcon Secretaries Limited	100%	Hong Kong
Yabez (Hong Kong) Company Limited	60%	Hong Kong
Yabez Business Service (SZ) Company Limited	60%	China
Billion Sino Holdings Limited	60%	Seychelles
Parich Wealth Management Limited	60%	Hong Kong
Greenpro Credit Limited (Formerly known as Gushen Credit Limited)	100%	Hong Kong
Greenpro Family Office Limited	51%	Hong Kong
Greenpro Venture Capital Limited	100%	Anguilla
Forward Win International Limited	60%	Hong Kong
Chief Billion Limited	100%	Hong Kong
Greenpro Venture Cap (Qianhai) Limited (Formerly known as Greenpro Venture Cap (CGN) Limited)	100%	Anguilla
Greenpro Synergy Network Limited	VIE	Hong Kong
Greenpro Synergy Network (Shenzhen) Limited	VIE	China